Exhibit 1

SCHEDULE 1
Transactions in the Common Stock of the Issuer by Reporting Persons During the Past 60 Days
Date	Buy/Sell	Security	Approximate Price Per Share[1]	Amount of Shares Bought/(Sold)
The D3 Family Bulldog Fund, L.P.

6/2/2025	BUY	Common Stock	5.40	1,004
6/3/2025	BUY	Common Stock	5.40	33,379
6/4/2025	BUY	Common Stock	5.36	13,338
6/5/2025	BUY	Common Stock	5.36	65,711
6/9/2025	BUY	Common Stock	5.35	722
The D3 Family Fund, L.P.
6/3/2025	BUY	Common Stock	5.40	18,463
6/4/2025	BUY	Common Stock	5.36	8,035
6/5/2025	BUY	Common Stock	5.36	39,589
6/9/2025	BUY	Common Stock	5.35	440
Haredale Ltd.
6/3/2025	BUY	Common Stock	5.40	1,530
6/4/2025	BUY	Common Stock	5.36	998
6/5/2025	BUY	Common Stock	5.36	4,914

1 Excluding any brokerage fees.